Exhibit 3.13

CERTIFICATE OF FORMATION

OF

INTIMATE BRANDS HOLDING, LLC

The undersigned, desiring to form a limited liability company under Title 6, Sections 18-101 et seq. of the Delaware Code, hereby certifies as follows:

1. The name of the limited liability company shall be Intimate Brands Holding, LLC.

2. The address of the limited liability company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The undersigned is an authorized representative for purposes of the execution and delivery of this Certificate of Formation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Intimate Brands Holding, LLC this 7th day of January, 2011. ·

/s/ Ted B. Hipsher
Ted B. Hipsher, Authorized Representative